Central European Media Enterprises Limited

Clarendon House

Church Street Hamilton

Bermuda

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 27, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Central European Media Enterprises Limited has obtained a letter of representation from Arthur Andersen ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of the US headquarters consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,
Central European Media Enterprises Limited
/s/ Mark J. L. Wyllie
Mark J. L. Wyllie.
Vice President - Finance (Principal Financial Officer and Principal Accounting Officer)